Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

December 22, 2009

Integrated Silicon Solution, Inc.

1940 Zanker Road

San Jose, CA 95112

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 750,000 shares of your Common Stock issuable under your 1993 Employee Stock Purchase Plan and 145,239 shares of your Common Stock issuable under your 1998 Stock Plan. Such shares of Common Stock are referred to herein as the “Shares”. The 1993 Employee Stock Purchase Plan and the 1998 Stock Plan, collectively, are referred to herein as the “Plans”. As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable .

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.